September 2010 Preliminary Terms No. 529 Registration Statement No. 333-156423 Dated September 21, 2010 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International and U.S. Equities

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

Equity-Linked Securities offer investors exposure to the performance of equities or equity indices and provide for the minimum payment amount of 90% of the principal if held to maturity.  They are for investors who are concerned about principal risk, but seek an equity-based return, and who are willing to forgo yield and some upside in exchange for the repayment of a substantial percentage of the principal if the securities are held to maturity.  Because the participation rate is less than 100%, investors will not participate fully in the positive performance of the underlying index, if any.  Investors may lose up to 10% of the stated principal amount of the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Aggregate principal amount:	$
Pricing date:	September 21, 2010
Original issue date:	September 28, 2010 (5 business days after the pricing date)
Maturity date:	September 28, 2015
Interest:	None
Underlying index:	MSCI AC World IndexSM
Payment at maturity:
If the final index value is greater than the initial index value:
$1,000 + supplemental redemption amount
If the final index value is less than or equal to the initial index value:
        $1,000 x (final index value/initial index value), subject to the minimum payment amount
This amount will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the percentage depreciation of the underlying index.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change times (iii) the participation rate
Minimum payment amount:	$900 per security
Participation rate:	91.25%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	298.47
Final index value:	The index closing value on the determination date
Determination date:	September 18, 2015, subject to postponement for non-index business days and certain market disruption events
CUSIP:	617482NP5
ISIN:	US617482NP53
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$5	$995
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $5.00 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for equity-linked securities.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Equity-Linked Securities dated September 21, 2010
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0910001

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

Investment Overview

Equity-Linked Securities

The Equity-Linked Securities due September     , 2015 Based on the Value of the MSCI AC World IndexSM (the “securities”) provide investors with an opportunity to gain 91.25% participation in the positive performance of the underlying index, while maintaining 1:1 downside exposure to any depreciation of the underlying index, subject to the minimum payment amount at maturity of $900 per security.  Because the participation rate is less than 100%, investors will not participate fully in the positive performance of the underlying index, if any.

If the final index value is greater than the initial index value, the securities will pay the stated principal amount of $1,000 plus a supplemental redemption amount.  The supplemental redemption amount provides 91.25% upside participation (e.g., if the underlying index appreciates 10%, the investor receives 100% of principal plus 9.125% at maturity) in the performance of the underlying index.  If the final index value is less than or equal to the initial index value, the payment at maturity per security will be less than the $1,000 principal amount of securities by an amount proportionate to the decrease in the underlying index, subject to the minimum payment amount of $900 per security. The securities do not pay interest, and all payments on the securities, including the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	5 years
Minimum payment at maturity:	90% of the stated principal amount
Participation rate:	91.25%
Interest:	None

MSCI AC World IndexSM Overview

The MSCI AC World IndexSM is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed and emerging markets. As of September 2010, the MSCI AC World Index consisted of 45 country indices comprising 24 developed and 21 emerging market country indices. The developed market country indices included are: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. The emerging market country indices included are: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

Information as of market close on September 17, 2010:

Bloomberg Ticker Symbol:	MXWD
Current Index Level:	298.47
52 Weeks Ago:	290.88
52 Week High (on 4/15/2010):	318.05
52 Week Low (on 7/5/2010):	266.36

MSCI AC World IndexSM Historical Performance - Daily Closing Values January 1, 2005 to September 17, 2010

September 2010	Page 2

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

Key Investment Rationale

The securities offer 91.25% participation in the positive performance of the underlying index, while providing for the repayment of 90% of the stated principal amount if the securities are held to maturity in exchange for forgoing current yield or interest.  Because the participation rate is less than 100%, investors will not participate fully in the positive performance of the underlying index, if any. All payments on the securities, including the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.

Minimum Payment Amount of 90% of Principal	The securities provide for the minimum payment amount of 90% of principal if held to maturity.
Best Case Scenario	The underlying index appreciates and the securities return par plus 91.25% uncapped upside participation in the appreciation of the underlying index.
Worst Case Scenario
The underlying index depreciates and the securities redeem for less than the $1,000 stated principal amount by an amount proportionate to the decline in the value of the underlying index, subject to the minimum payment amount of $900 per security (90% of the stated principal amount).

Summary of Selected Key Risks (see page 10)

¡	The securities do not pay interest and provide for a minimum payment at maturity of only 90% of the stated principal amount.

¡	The return on the securities is limited to 91.25% of the appreciation of the underlying index.

¡
The market price of the securities may be influenced by many unpredictable factors.  Prior to maturity the securities may, depending on market conditions (primarily movements in the underlying index and interest rates), trade below the original issue price and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

¡	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Adjustments to the underlying index could adversely affect the price of the securities.

¡	You have no shareholder rights.

¡	There are risks associated with investments in securities linked to the value of foreign equity securities, and to emerging markets equity securities.

¡	The price of the underlying index is subject to currency exchange risk.

¡	Investing in the securities is not equivalent to investing in the underlying index.

¡	The securities will not be listed on any securities exchange and secondary trading may be limited.

¡	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

¡	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

September 2010	Page 3

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

Fact Sheet

The securities are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 90% of principal at maturity and have the terms described in the accompanying prospectus supplement for equity-linked securities and prospectus, as supplemented and modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be more, equal to or less than the stated principal amount based on the performance of the underlying index.  Because the participation rate is less than 100%, investors will not participate fully in the positive performance of the underlying index, if any.  Investors may lose up to 10% of the stated principal amount of the securities.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
September 21, 2010	September 28, 2010 (5 business days after the pricing date)	September 28, 2015, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Bull or bear securities:	Bull securities
Underlying index:	MSCI AC World IndexSM
Underlying index publisher:	MSCI Inc. (“MSCI”)
Payment at maturity:
If the final index value is greater than the initial index value:
$1,000 + supplemental redemption amount
If the final index value is less than or equal to the initial index value:
        $1,000 x (final index value/initial index value), subject to the minimum payment amount
This amount will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the percentage depreciation of the underlying index.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change times (iii) the participation rate
Minimum payment amount:	$900 per security
Participation rate:	91.25%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	298.47
Final index value:	The index closing value as published by the underlying index publisher on the determination date
Determination date:	September 18, 2015, subject to postponement for non-index business days and certain market disruption events
Call right:	The securities are not callable prior to the maturity date.
Postponement of maturity date:
If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

September 2010	Page 4

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482NP5
ISIN:	US617482NP53
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
The securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, even though no interest is payable on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.  If the securities were priced on September 20, 2010, the “comparable yield” for the securities would be a rate of 3.5701% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $1,000) would consist of a single projected amount equal to $1,193.6415 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that would be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through December 31, 2010	$9.1236	$9.1236
	January 1, 2011 through June 30, 2011	$18.0134	$27.1370
	July 1, 2011 through December 31, 2011	$18.3349	$45.4719
	January 1, 2012 through June 30, 2012	$18.6622	$64.1341
	July 1, 2012 through December 31, 2012	$18.9953	$83.1294
	January 1, 2013 through June 30, 2013	$19.3344	$102.4638
	July 1, 2013 through December 31, 2013	$19.6795	$122.1433
	January 1, 2014 through June 30, 2014	$20.0308	$142.1741
	July 1, 2014 through December 31, 2014	$20.3884	$162.5625
	January 1, 2015 through June 30, 2015	$20.7523	$183.3148
	July 1, 2015 through the Maturity Date	$10.3267	$193.6415

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the securities, and we make no representation regarding the actual amount of the payment that will be made on a security.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures or options contracts on the underlying index or its component stocks, or in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could adversely affect the value of the underlying index, and therefore, the payment that you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and

September 2010	Page 5

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

Hedging” in the accompanying prospectus supplement for equity-linked securities.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

September 2010	Page 6

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Calculation agent:	MS & Co.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $5.00 for each security they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for equity-linked securities.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement for equity-linked securities and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2010	Page 7

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

How the Securities Work

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Participation rate:	91.25%
Minimum payment amount	$900 per security (90% of the stated principal amount)

Payoff Diagram

¡	If the final index value is greater than the initial index value, investors would receive the $1,000 stated principal amount plus the supplemental redemption amount.

o	If the underlying index appreciates 20%, investors would receive a 18.25% return, or $1,182.50 per securities.

¡
If the final index value is less than or equal to the initial index value, investors would receive an amount less than (or equal to) the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decrease in the underlying index, subject to the minimum payment amount of $900 per security.

o	If the underlying index depreciates 8%, investors would lose 8% of their principal and receive only $920 per security at maturity, or 92% of the stated principal amount.

o	If the underlying index depreciates 50%, investors would receive the minimum payment amount of $900 per security.

September 2010	Page 8

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

Payment at Maturity
At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold, an amount in cash based on the performance of the underlying index on the determination date, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $1,000 stated principal amount of securities that they hold a payment at maturity equal to:

$1,000    +    supplemental redemption amount,
where,

supplemental redemption amount   =   $1,000    ×    index percent change    ×    participation rate
and

index percent change	=	final index value – initial index value Initial index value
and

participation rate	=	91.25%

If the final index value is less than or equal to the initial index value, investors will receive for each $1,000 stated principal amount of securities that they hold a payment at maturity equal to:

$1,000	x	final index value initial index value

subject to the minimum payment amount of $900, or 90% of the stated principal amount of $1,000 for each security.

Because the final index value will be less than or equal to the initial index value in this case, the payment at maturity will be less than or equal to $1,000, subject to the minimum payment amount of $900 per security.

September 2010	Page 9

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for equity-linked securities and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

¡
The securities do not pay interest and provide for a minimum payment amount of only 90% of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment amount of only 90% of the principal at maturity.  If the underlying index has depreciated on the valuation date, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the underlying index, subject to the minimum payment amount of $900 per security (90% of the stated principal amount).

¡
The return on the securities is limited to 91.25% of the appreciation of the underlying index. The supplemental redemption amount you may receive at maturity represents a 91.25% participation in the appreciation of the underlying index, if any, and accordingly you will not participate fully in the appreciation of the underlying index.  As a result, if the underlying index appreciates, your return on the securities will be less than the amount that you would realize on a direct investment in the underlying index or an alternate investment that provides a full exposure to the appreciation of the underlying index.

¡
Market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value of the underlying index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads.  The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 14.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the

September 2010	Page 10

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM

terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Adjustments to the underlying index could adversely affect the value of the securities.  The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the determination date, the final index closing value will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

¡
You have no shareholder rights.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

¡
There are risks associated with investments in securities linked to the value of foreign equity securities, and to emerging markets equity securities.  The stocks included in the MSCI AC World Index and that are generally tracked by the underlying index have been issued by companies in 45 different countries, including 21 emerging markets countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

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The price of the underlying index is subject to currency exchange risk. Because the price of the underlying index is related to the U.S. dollar value of stocks underlying the MSCI AC World Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the

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Based on the Value of the MSCI AC World IndexSM

component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI AC World Index, the price of the underlying index will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the MSCI AC World Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI AC World Index and the United States and other countries important to international trade and finance.

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Investing in the securities is not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  See “Hypothetical Payout on the Securities” above.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the final index value and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.   One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the component stocks of the underlying index and in other instruments related to the underlying index.  Some of our subsidiaries also trade the component stocks of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the securities, including on the determination date, could adversely affect the closing value of the underlying index on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

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Information about the Underlying Index

The MSCI AC World IndexSM

The MSCI AC World IndexSM is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed and emerging markets. As of September 2010, the MSCI AC World Index consisted of 45 country indices comprising 24 developed and 21 emerging market country indices. The developed market country indices included are: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. The emerging market country indices included are: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. For additional information about the MSCI AC World IndexSM, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI AC World IndexSM” in the accompanying prospectus supplement for equity-linked securities.

License Agreement between MSCI and Morgan Stanley

“MSCI AC World IndexSM” is a service mark of MSCI and has been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI AC World IndexSM—License Agreement between MSCI and Morgan Stanley” in the accompanying prospectus supplement for equity-linked securities.

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Historical Information

The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the underlying index from January 1, 2005 through September 17, 2010.  The closing value of the underlying index on September 17, 2010 was 298.47.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

MSCI AC World IndexSM	High	Low	Period End
2005
First Quarter	291.20	274.58	280.51
Second Quarter	284.72	271.68	280.44
Third Quarter	300.60	279.52	300.60
Fourth Quarter	312.76	285.88	309.63
2006
First Quarter	331.47	309.95	329.79
Second Quarter	348.92	305.16	325.11
Third Quarter	338.91	310.51	338.28
Fourth Quarter	368.40	338.17	367.78
2007
First Quarter	381.93	357.31	375.30
Second Quarter	405.19	376.18	399.79
Third Quarter	414.66	366.99	411.92
Fourth Quarter	427.63	390.75	403.25
2008
First Quarter	403.26	348.54	363.99
Second Quarter	397.08	354.29	355.40
Third Quarter	352.56	290.10	294.79
Fourth Quarter	295.18	190.47	227.68
2009
First Quarter	235.81	172.70	202.04
Second Quarter	254.29	205.21	244.90
Third Quarter	291.22	234.39	287.23
Fourth Quarter	301.20	278.23	299.44
2010
First Quarter	309.59	278.77	307.40
Second Quarter	318.05	267.17	268.25
Third Quarter (through September 17, 2010)	299.24	266.36	298.47

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